LIQUIDITY SERVICES ANNOUNCES SECOND QUARTER FISCAL YEAR 2019 FINANCIAL RESULTS

•	GMV of $155.4 million -- GAAP Revenue of $56.8 million -- GAAP Net Loss of $(4.4) million

•	Non-GAAP Adjusted EBITDA of $0.9 million

•	Execution of growth strategy drives 23% improvement in GAAP Net Loss and 143% improvement in consolidated Non-GAAP Adjusted EBITDA growth

•	Double-digit organic GMV and GAAP Revenue growth year-over-year, excluding completed DoD Surplus Contract, reflects continued execution of our RISE strategy for core business

Bethesda, MD - May 8, 2019 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the second quarter fiscal year 2019 ended March 31, 2019. The Company's Q2-FY19 performance exceeded our guidance range for GAAP Net Loss, Non-GAAP Adjusted EBITDA, GAAP EPS, and Non-GAAP Adjusted EPS and was within guidance range for Gross Merchandise Volume (GMV).

"Our continued year-over-year organic growth this quarter reflects the strong value we are delivering customers with both our self-directed and managed marketplace solutions across all verticals. Specifically, during Q2-FY19, we improved our GAAP Net Loss by $1.3 million over the prior year's quarter and returned to positive Non-GAAP Adjusted EBITDA in Q2-FY19 reflecting the progress of our RISE strategy in action, focused on recovery maximization, increasing sales, service expansion and expense leverage. These results were positively impacted by a favorable mix of higher margin assets as well as a seasonally high quarter in retail. During Q2-FY19, GMV in our Retail Supply Chain Group (RSCG) segment grew by 18% in this seasonally strong quarter, our Capital Asset Group (CAG) segment GMV, excluding our completed DOD Surplus contract, grew by 4% and our GovDeals segment GMV grew by 11%, all driven by growth of new clients and strong buyer activity on our platform," said Bill Angrick, Chairman and CEO of Liquidity Services.

"Our new organizational structure which unifies our go-to-market operational and business functions under the new Chief Commercial Officer role builds on and advances the important business process integration work we have done over the past year, consistent with our RISE strategy, to increase growth by delivering our services to clients worldwide in an effective and aligned manner. In turn, this will enable us to take better advantage of our new technology and e-commerce platform to serve our sellers and buyers. With our unmatched industry expertise, global buyer base and commitment to innovation, we will sustain strong results for our customers and maximize shareholder value," Angrick continued.

We have begun user acceptance testing for our LiquidityOne transformation ahead of completing the launch of our entire CAG segment on our new e-commerce platform. We simultaneously are continuing to move forward on our consolidated marketplace initiative. Completing the rollout of our new platform across the global CAG segment is an important step towards launching the consolidated marketplace that will provide our existing 3.5 million registered buyers with a single, online destination to search for, find and buy any asset from across our network of sellers. In addition to these benefits, the new technology platform makes possible the transformation of the operational economics underpinning our RISE strategy by enabling us to continue to integrate our internal processes for improved operational efficiency, continued growth, and enhanced financial leverage in our business. We believe these benefits will be reflected in our improved ability to drive three of the four RISE components of increasing sales, service expansion and expense leverage.  Additionally, to drive the first pillar of RISE, recovery maximization, we are combining existing technology efforts with our initiative to upgrade our marketing technology stack, which will enhance our ability to acquire new targeted buyers; organize data and analyze buyer behavior, preferences, and motivations to improve buyer engagement on our platform; and, in turn, create more value for our sellers.

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Second Quarter Consolidated Operating and Earnings Results
The Company reported Q2-FY19 GMV, an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a given period of time, of $155.4 million, up from $152.2 million in the prior year’s comparable period. GAAP Revenue for Q2-FY19 was $56.8 million, down from $60.1 million in the prior period, which included our completed DoD Surplus contract. Excluding the DoD Surplus contract, GMV was up 11% and GAAP Revenue was up 17% compared to the prior year. GAAP Net loss for Q2-FY19 was $4.4 million, which resulted in a diluted loss per share of $(0.13) based on a weighted average of 33.0 million diluted shares outstanding, compared to $5.7 million and $(0.18) respectively, in the prior period. Non-GAAP adjusted net loss, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these Non-GAAP adjustments as well as non-recurring tax adjustments, was $(0.7) million or $(0.02) adjusted diluted loss per share, an improvement from $(3.9) million and $(0.12) respectively, in the prior period.

Non-GAAP Adjusted EBITDA, which excludes stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment, was an income of $0.9 million, an improvement from the loss in the same period last year of $2.2 million, representing a $3.1 million improvement despite the completion of the DoD Surplus contract.

Q2-FY19 comparative year-over-year consolidated financial results reflect double-digit GMV growth in our RSCG segment and double-digit GMV growth in our GovDeals segment. Excluding our DoD Surplus ($11.6 million) and Scrap contracts, our commercial activity in the CAG segment also grew double-digits. We also incurred lower expenses related to our LiquidityOne transformation, lower expenses due to the closure of our IronDirect business and benefited from the restructuring of our CAG segment and corporate functions. These improvements were offset by the wind down of all operations under the DoD Surplus contract, which was largely completed in the first half of FY18.

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Second Quarter Segment Operating and Earnings Results
We present operating results in four reportable segments: GovDeals, CAG, RSCG, and Machinio. Our reportable segments constitute approximately 99% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models as well as a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers.

Our Q2-FY19 segment results are as follows (unaudited, in millions):

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
GovDeals[1]:
GMV	$77.4	$69.5	$153.7	$140.6
Revenue	$7.7	$7.1	$15.4	$14.1
Gross profit	$7.0	$6.6	$14.1	$13.1

CAG[2]:
GMV	$36.1	$46.2	$82.4	$100.2
Revenue	$13.7	$25.2	$29.2	$57.2
Gross profit	$8.6	$12.5	$17.5	$30.1

RSCG:
GMV	$41.9	$35.6	$77.3	$64.3
Revenue	$34.0	$26.9	$63.5	$47.4
Gross profit	$12.3	$8.6	$21.8	$15.3

Machinio:
GMV	$—	$—	$—	$—
Revenue	$1.4	$—	$2.4	$—
Gross profit	$1.3	$—	$2.1	$—

Corporate & Other[3]:
GMV	$—	$0.9	$0.5	$2.5
Revenue	$—	$0.9	$0.5	$2.5
Gross profit	$—	$(0.2)	$0.1	$(0.8)

Consolidated:
GMV	$155.4	$152.2	$313.9	$307.5
Revenue	$56.8	$60.1	$110.9	$121.2
Gross profit	$29.2	$27.5	$55.7	$57.7
1GovDeals consists of the state and municipal government business and the AuctionDeals self-directed marketplace for commercial sellers.
2CAG consists of our energy and industrial commercial verticals, our DoD Surplus contract (included in FY18 results), and our DoD Scrap contract.
3Corporate & Other primarily consists of the Company's IronDirect operating segment, which was wound-down in January 2019, and is not individually significant, as well as elimination adjustments.

Additional Second Quarter 2019 Operational Results

•	Registered Buyers — At the end of Q2-FY19, registered buyers totaled approximately 3,580,000, representing a 10.2% increase over the approximately 3,249,000 registered buyers at the end of Q2-FY18.

•
Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 540,000 in Q2-FY19, a 1.6% decrease from the approximately 549,000 auction participants in Q2-FY18, largely due to the wind-down of the DoD Surplus contract.

•	Completed Transactions — Completed transactions increased to approximately 153,000, a 29.7% increase for Q2-FY19 from the approximately 118,000 completed transactions in Q2-FY18.
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Business Outlook
We anticipate that we will continue to drive year-over-year GMV growth in Q3-FY19 through recovery maximization, increased volumes and service expansion across our RSCG segment and our GovDeals segment, which had a record quarter in Q3-FY18. We expect our CAG segment GMV to face headwinds in Q3-FY19 based on last year's comparative period which had strong activity in the CAG segment in North America and Asia Pacific regions. We expect our Adjusted EBITDA will be in the range compared to the same quarter last year reflecting higher overall sales and marketing expense as we focus on executing against our RISE growth strategy.

The following forward-looking statements reflect the trends and assumptions for Q3-FY19 compared to the prior year comparable period:

i.continued spending under our LiquidityOne transformation initiative as we continue with our Enterprise Resource Planning (ERP) implementation and prepare for the integration of our last marketplaces onto the new e-commerce platform and the launch of our new consolidated marketplace;
ii.benefits from restructuring and business realignment activities to streamline our organizational processes;
iii.variability in industrial and energy verticals within our CAG segment related to project size and timing;
iv.declining volumes and negative impact of commodities pricing in the DoD Scrap contract in our CAG segment;
v.continued growth in our GovDeals segment and a seasonally high quarter;
vi.continued growth in our RSCG segment;
vii.variability in our GMV to Revenue ratio based on mix of pricing model and adoption of service fee model; and
viii.favorable impact on earnings by the Machinio segment.

For Q3-FY19 our guidance is as follows:

GMV - We expect GMV for Q3-FY19 to range from $155 million to $175 million.

GAAP Net Loss - We expect GAAP Net Loss for Q3-FY19 to range from $(6.7) million to $(4.3) million.

GAAP Diluted EPS - We expect GAAP Diluted Loss Per Share for Q3-FY19 to range from $(0.20) to $(0.13).

Non-GAAP Adjusted EBITDA -We expect non-GAAP Adjusted EBITDA for Q3-FY19 to range from $(2.0) million to breakeven.

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q3-FY19 to range from $(0.12) to $(0.05). This guidance assumes a diluted weighted average number of shares outstanding for the quarter of 33.2 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; provision (benefit) for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment.

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
	(In thousands) (Unaudited)
Net loss	$(4,362)	$(5,655)	$(9,384)	$(6,867)
Interest and other income, net**	(376)	(304)	(608)	(729)
Provision (benefit) for income taxes	328	379	594	(4,436)
Depreciation and amortization	1,165	1,144	2,369	2,355
EBITDA	(3,245)	(4,436)	(7,029)	(9,677)
Stock compensation expense	2,581	1,767	4,094	2,698
Acquisition costs and impairment of long-lived assets*	38	—	119	—
Business realignment expenses*	5	475	39	1,824
Fair value adjustments to acquisition earn-outs*	1,300	—	1,400	—
Deferred revenue purchase accounting adjustment	258	—	690	—
Adjusted EBITDA	$937	$(2,194)	$(687)	$(5,155)
*Acquisition costs and impairment of long-lived assets, business realignment expenses, and fair value adjustments to acquisition earn-outs, which are excluded from Adjusted EBITDA, are included in Other operating expenses on the Statements of Operations.
**Interest and other income, net excludes non-services pension and other post-retirement benefit expense.

Non-GAAP Adjusted Net Loss and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Loss is a supplemental non-GAAP financial measure and is equal to net loss plus stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Non-GAAP Adjusted Net Loss. For Q2-FY19 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 12.9% compared to 23.5% used for the Q2-FY18 results. The 12.9% tax rate excludes the impact of the charge to our U.S. valuation allowance.

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
	(Unaudited) (Dollars in thousands, except per share data)
Net loss	$(4,362)	$(5,655)	$(9,384)	$(6,867)
Stock compensation expense	2,581	1,767	4,094	2,698
Acquisition costs and impairment of long-lived assets*	38	—	119	—
Business realignment expenses*	5	475	39	1,824
Fair value adjustment to acquisition earn-outs*	1,300	—	1,400	—
Deferred revenue purchase accounting adjustment	258	—	690	—
Income tax impact of adjustments	(539)	(524)	(818)	(1,063)
Income tax impact of tax law change	—	—	—	(5,169)
Adjusted net loss	$(719)	$(3,937)	$(3,860)	$(8,577)
Adjusted basic loss per common share	$(0.02)	$(0.12)	$(0.12)	$(0.27)
Adjusted diluted loss per common share	$(0.02)	$(0.12)	$(0.12)	$(0.27)
Basic weighted average shares outstanding	32,987,608	31,972,752	32,896,890	31,924,149
Diluted weighted average shares outstanding	32,987,608	31,972,752	32,896,890	31,924,149
*Acquisition costs and impairment of long-lived assets, business realignment expenses, and fair value adjustments to acquisition earn-outs, which are excluded from Adjusted EBITDA, are included in Other operating expenses on the Statements of Operations.
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Conference Call
The Company will host a conference call to discuss the second quarter fiscal year 2019 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 3279493. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until May 8, 2020 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until May 22, 2019 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 3279493. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net loss is used to arrive at EBITDA and Adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net loss and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA EPS to our guidance for GAAP Net Loss and GAAP Diluted EPS, respectively, because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between GAAP net loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss or GAAP Diluted EPS.

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Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward‑looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward‑looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; the migration of legacy marketplaces to the new LiquidityOne platform, the launch of our GoDove, our retail and our future consolidated marketplaces; expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward‑looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward‑looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward‑looking statements are set forth in our filings with the SEC from time to time, and include, among others, the dependence on our Scrap contract with the DoD and our contract with Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully integrate the Machinio operations with our business; our management reorganization and our ability to retain key employees; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; and the success of our LiquidityOne transformation initiative, including training and education of users to adopt our new LiquidityOne platform. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward‑looking statements.

All forward‑looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward‑looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The Company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 12,000 sellers worldwide. With nearly $8 billion in completed transactions, and approximately 3.5 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31, 2019	September 30, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,922	$58,448
Short-term investments	30,000	20,000
Accounts receivable, net of allowance for doubtful accounts of $300 and $337 at March 31, 2019 and September 30, 2018, respectively	6,175	4,870
Inventory, net	13,050	10,122
Prepaid taxes and tax refund receivable	1,774	1,727
Prepaid expenses and other current assets	8,574	7,816
Total current assets	93,495	102,983
Property and equipment, net of accumulated depreciation of $12,447 and $11,078 at March 31, 2019 and September 30, 2018, respectively	17,876	16,610
Intangible assets, net	6,708	7,366
Goodwill	59,690	59,819
Deferred tax assets	889	930
Other assets	14,451	14,124
Total assets	$193,109	$201,832
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,126	$13,859
Accrued expenses and other current liabilities	22,839	21,373
Distributions payable	1,607	2,128
Deferred revenue	3,098	2,142
Payables to sellers	25,131	28,969
Total current liabilities	63,801	68,471
Deferred taxes and other long-term liabilities	4,843	3,707
Total liabilities	68,644	72,178
Commitments and contingencies (Note 12)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 33,347,657 shares issued and outstanding at March 31, 2019; 32,774,118 shares issued and outstanding at September 30, 2018	33	33
Additional paid-in capital	239,806	236,115
Accumulated other comprehensive loss	(6,678)	(6,449)
Accumulated deficit	(108,696)	(100,045)
Total stockholders’ equity	124,465	129,654
Total liabilities and stockholders’ equity	$193,109	$201,832

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
	(Unaudited)
Revenue	$37,355	$43,104	$73,090	$83,384
Fee revenue	19,445	16,993	37,763	37,856
Total revenue	56,800	60,097	110,853	121,240
Costs and expenses from operations:
Cost of goods sold (exclusive of depreciation and amortization)	24,807	28,727	49,763	56,358
Seller distributions	2,775	3,859	5,399	7,171
Technology and operations	13,429	15,955	25,953	34,055
Sales and marketing	9,135	8,225	18,116	16,535
General and administrative	8,624	7,546	17,258	15,210
Depreciation and amortization	1,165	1,144	2,369	2,355
Other operating expenses	1,350	311	1,555	1,770
Total costs and expenses	61,285	65,767	120,413	133,454
Loss from operations	(4,485)	(5,670)	(9,560)	(12,214)
Interest and other income, net	(451)	(394)	(770)	(911)
Loss before provision (benefit) for income taxes	(4,034)	(5,276)	(8,790)	(11,303)
Provision (benefit) for income taxes	328	379	594	(4,436)
Net loss	$(4,362)	$(5,655)	$(9,384)	$(6,867)
Basic and diluted loss per common share	$(0.13)	$(0.18)	$(0.29)	$(0.22)
Basic and diluted weighted average shares outstanding	32,987,608	31,972,752	32,896,890	31,924,149

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Six Months Ended March 31,
	2019	2018
	(Unaudited)
Operating activities
Net loss	$(9,384)	$(6,867)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,369	2,355
Stock compensation expense	4,094	2,698
Provision for inventory allowance	—	1,841
Provision for doubtful accounts	126	181
Deferred tax provision (benefit)	81	(4,915)
Gain on disposal of property and equipment	(6)	(481)
Change in fair value of financial instruments	—	90
Change in fair value of earnout liability	1,400	—
Changes in operating assets and liabilities:
Accounts receivable	(1,425)	5,272
Inventory	(2,937)	8,796
Prepaid and deferred taxes	(46)	(26)
Prepaid expenses and other assets	(352)	3,608
Accounts payable	(2,733)	5,875
Accrued expenses and other current liabilities	772	(11,171)
Distributions payable	(521)	(506)
Deferred revenue	955	—
Payables to sellers	(3,838)	144
Other liabilities	(143)	(372)
Net cash (used in) provided by operating activities	(11,588)	6,522
Investing activities
Increase in intangibles	(14)	(19)
Purchases of property and equipment, including capitalized software	(2,989)	(1,580)
Proceeds from sales of property and equipment	24	662
Purchases of short-term investments	(30,000)	—
Maturities of short-term investments	20,000	—
Net cash used in investing activities	(12,979)	(937)
Financing activities
Proceeds from exercise of common stock options (net of tax)	124	12
Net cash provided by financing activities	124	12
Effect of exchange rate differences on cash and cash equivalents	(83)	(268)
Net (decrease) increase in cash and cash equivalents	(24,526)	5,329
Cash and cash equivalents at beginning of period	58,448	94,348
Cash and cash equivalents at end of period	$33,922	$99,677
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$558	$505